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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                FORM 8-A/A No. 1



                       FOR REGISTRATION OF CERTAIN CLASSES
                OF SECURITIES PURSUANT TO SECTION 12(b) OR 12(g)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


                              CHECKFREE CORPORATION
             (Exact name of registrant as specified in its charter)


                DELAWARE                               31-1013521
(State of incorporation or organization)   (I.R.S. Employer Identification No.)

                           4411 East Jones Bridge Road
                               Norcross, GA 33092



Securities to be registered pursuant to Section 12(b) of the Act:

    Title of each Class                         Name of each Exchange on which
    to be so registered                         each class is to be registered
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    Preferred Stock Purchase Rights             NASDAQ National Market


Securities to be registered pursuant to Section 12(g) of the Act:    None

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Item 1.           Description of Registrant's Securities to be Registered.
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         Reference is hereby made to the Registration Statement on Form 8-A filed with the Securities and Exchange Commission by CheckFree Corporation (the "Company") on February 5, 1997 (the "Original Form 8-A") relating to the rights distributed to the stockholders of the Company in connection with the Rights Agreement dated January 31, 1997 (the "Rights Agreement") between the Company and KeyCorp Shareholder Services, Inc. The Original Form 8-A is hereby incorporated by reference herein.

         On January 31, 1997, the Board of Directors of CheckFree Corporation (the "Company") authorized and declared a dividend of one preferred stock purchase right (a "Right") for each share of common stock, par value $.01 per share, of the Company (the "Common Shares"). The dividend is payable on February 14, 1997 (the "Record Date") to the holders of record of Common Shares as of the close of business on such date.

         On June 9, 1997, the Rights Agreement was amended to appoint The Fifth Third Bank as successor Rights Agent under the Rights Agreement due to the resignation of KeyCorp Shareholder Services, Inc. as Rights Agent.

         On October 28, 1997, Section 1(ff) of the Rights Agreement was amended to modify the definition of "15% Stockholder." The amendment provides that the term "15% Stockholder" shall not include, among other certain Persons, "any Person that, together with all Affiliates and Associates of such Person, became the Beneficial Owner of 15% or more of the Voting Shares of the Company on or prior to October 31, 1997 ("Existing Owner"), unless and until such Existing Owner, after October 28, 1997, becomes the Beneficial Owner of additional Voting Shares representing 1% or more of the Voting Shares or, after first becoming the Beneficial Owner of less than 15% of the Voting Shares, again becomes the owner of 15% or more of the Voting Shares."

         A copy of the Rights Agreement is attached hereto as Exhibit 1. The Substitution of Successor Rights Agent and Amendment No. 1 to Rights Agreement is attached hereto as Exhibit 2, and Amendment No. 2 to Rights Agreement is attached hereto as Exhibit 3. All Exhibits are incorporated herein by reference. The foregoing discussion does not purport to be complete and is qualified in its entirety by reference to such Exhibits.

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Item 2.   Exhibits
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1.       Rights Agreement dated as of January 31, 1997, by and between the
         Company and KeyCorp Shareholder Services, Inc., as Rights Agent, and which includes as Exhibit A thereto the form of Certificate of Designations of Series A Junior Participating Cumulative Preferred Stock, as Exhibit B thereto the form of Right Certificate and as Exhibit C thereto the Summary of Rights.

2. Substitution of Successor Rights Agent and Amendment No. 1 to Rights Agreement, dated as of June 9, 1997, between the Company and The Fifth Third Bank, as Rights Agent.

3. Amendment No. 2 to the Rights Agreement, dated as of October 28, 1997, between the Company and The Fifth Third Bank, as Rights Agent.

                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities and Exchange Act of 1934, the registrant has duly caused this registration statement to be signed by on its behalf by the undersigned, thereto duly authorized.

                               CHECKFREE CORPORATION



                               By:  /s/ Peter F. Sinisgalli
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                                   Peter F. Sinisgalli, Chief Operating Officer



Dated: December 16, 1997

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                                  EXHIBIT INDEX

EXHIBIT NO.


         4.1 Rights Agreement dated as of January 31, 1997 by and between the Company and KeyCorp Shareholder Services, Inc., as Rights Agent, and which includes as Exhibit A thereto the form of Certificate of Designations of Series A Junior Participating Cumulative Preferred Stock, as Exhibit B thereto the form of Right Certificate and as Exhibit C thereto the Summary of Rights, previously filed as Exhibit 5.1 to the Current Report on Form 8-K (file number 0-26802), filed on February 3, 1997, is incorporated herein by reference.

         4.2 Substitution of Successor Rights Agent and Amendment No. 1 to Rights Agreement, dated as of June 9, 1997, between the Company and The Fifth Third Bank, as Rights Agent.

         4.3 Amendment No. 2 to the Rights Agreement, dated as of October 28, 1997, between the Company and The Fifth Third Bank, as Rights Agent.

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